Exhibit 10.2

November 1, 2011

Alan Vituli

789 Crandon Blvd., Suite 1201

Key Biscayne, Florida 33149

Re: Non-renewal of Employment Agreement

Dear Alan:

As you are aware, Carrols Restaurant Group, Inc. (“CRG”) intends to spin-off Fiesta Restaurant Group, Inc. (“Fiesta”) to its shareholders on or after December 31, 2011 (the “Spin-off”). You have advised us that you intend to retire as CEO of CRG on December 31, 2011 and that you intend to resign from the Board of CRG upon the Board electing your successor Chairman.

Your Amended and Restated Employment Agreement, dated December 13, 2008, as amended by Letter Agreement dated October 27, 2010 and Letter Agreements dated November 1, 2010 (collectively the “Employment Agreement”) is due to automatically renew under its terms on January 1, 2012, unless you or CRG sends written notice of non-renewal on or prior to November 1, 2011.

CRG and you agree as follows:

•	The Employment Agreement shall not be renewed, and this letter shall serve as mutual written notice of such non-renewal.

•	As of December 31, 2011, you shall resign as CEO of CRG, and upon the naming of a successor Chairman of the Board of CRG, you shall resign from the Board of CRG.

•

You shall have the right, for a period of 2 years from the date of this letter to attend, as an observer only, all CRG Board of Directors meetings. You shall be reimbursed for your expenses (airfare, hotel) in traveling to such meetings, subject to CRG’s Directors reimbursement policy then in effect.

•	As of January 1, 2012, you shall be the non-executive Chairman of the Board of Directors of Fiesta.

Sincerely,

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Joseph A. Zirkman
Name:	Joseph A. Zirkman
Title:	Vice President and General Counsel

Agreed to by:

/s/ Alan Vituli
Alan Vituli